Litigation Update

Federal Case:
As previously reported in the press, a number of private lawsuits have been filed including purported class action and derivative lawsuits, making various allegations and naming as defendants various persons, including certain
Scudder (now DWS) funds, the funds' investment advisors and their affiliates, certain individuals, including in some cases fund
Trustees/Directors,
officers, and other parties. Each Scudder fund's investment advisor has agreed to indemnify the applicable Scudder funds in connection with these lawsuits, or other lawsuits or regulatory actions that may be filed making allegations similar to these lawsuits regarding market timing, revenue sharing, fund valuation or other subjects arising from or related to the pending inquiries.
Based on currently available information, the funds' investment advisors believe the likelihood that the pending lawsuits will have a material adverse financial impact on a Scudder fund is remote and such actions are not likely to materially affect their ability to perform under their investment management agreements with the Scudder funds.

The following purported class action and derivative lawsuits pertaining to market timing have been filed:

There are 15 class and derivative actions that have been consolidated and transferred to a Multidistrict Litigation in the District of Maryland ("MDL") (Multidistrict Litigation 1586-
In re
Mutual Funds Investment Litigation).  The 11
Complaints originally filed in the Southern
District
of New York that were transferred to the MDL were virtually identical and each asserted claims against Deutsche Bank AG, Deutsche Investment
Management Americas Inc. and Deutsche
Asset Management, Inc. as well as approximately
85 Funds in the Scudder family of funds and John Doe defendants. The three cases that were originally filed in the Eastern District of New
York and the one case originally filed in the District of Delaware are derivative actions brought by purported shareholders in many of the Scudder
Funds.  These actions named Deutsche
Investment Management Americas Inc., Deutsche
Asset Management, Inc., and John Doe
defendants.  On September 29, 2004, two
consolidated amended complaints, one a
consolidated
amended class action complaint and the other a consolidated amended fund derivative complaint, were filed.

On January 11, 2006, Plaintiffs filed a Second
Consolidated Amended Class Action Complaint.
The officer defendants have been voluntarily dismissed from the class action pursuant to a tolling agreement entered into with Plaintiffs. Deutsche
Bank AG has been dismissed from the
derivative action. On March 16, 2007, the court issued an opinion granting in part and denying in part the Deutsche Defendants' motion to dismiss the Second Consolidated Amended Class
Action Complaint.

Plaintiffs filed a Third Consolidated Amended
Class Action Complaint ("Third Amended
Complaint") on December 10, 2007.  In the Third
Amended Complaint, the Plaintiffs added the names of funds that they allegedly purchased or held during the class period. In addition, as contemplated in the Court's scheduling order, the Third Amended Complaint added a new
Plaintiff in an attempt to address standing challenges raised by the Defendants. On January
16,
2008, the Court granted in part and denied in part the Defendants' motion to dismiss certain claims on standing grounds. The case is currently in the discovery phase.

State Case:
On September 16, 2003, a case was commenced in the Circuit Court for Madison County,
Illinois entitled Potter v. Janus Investment
Fund, et al. Defendants include, among others, Deutsche Investment Management Americas, Inc.
("DIMA"), and Scudder International Fund.
On October 23, 2003, Defendants removed the case to the United States District Court for the Southern District of Illinois. On February 9,
2004 the District Court remanded the case back to state court. Defendants appealed this decision.
On April 5, 2005 the Seventh Circuit Court of
Appeals reversed the District Court's decision and instructed the District Court to undo the remand order and dismiss the complaint. On May
27, 2005, the District Court, in accord with the Appellate Court's mandate, dismissed the state law claims with prejudice. On September
29,
2005, Plaintiffs filed a petition for a writ of certiorari to the Supreme Court of the United
States.
On January 6, 2006, the Supreme Court granted the petition to address jurisdictional questions.
On June 15, 2006, the Supreme Court vacated the decision of the Seventh Circuit and held that the Court of Appeals did not have jurisdiction to address District Court's remand order. The case was remanded to and reopened in state court. On
November 13, 2006, Defendants removed the case to federal court for a second time. On
April 6, 2007, the district court remanded the case back to state court. Defendants appealed this decision to the Seventh Circuit, which dismissed the appeal for lack of jurisdiction on July 13, 2007. The case is now back in state court, and a number of motions are pending.

The following purported class action lawsuits pertaining to revenue sharing have been filed:

There are 3 class actions that have been consolidated in the Southern District of New
York.  On
September 6, 2005, Walker v. Deutsche Bank AG, et al., Mazza v. Deutsche Bank AG, et al and Icardo v. Deutsche Bank AG, et al, were consolidated. The consolidated Complaint filed on
December 19, 2005 names Deutsche Bank AG, certain affiliated adviser entities, and Scudder
Distributors Inc.

On August 15, 2007, the court granted the Deutsche Defendants' motion to dismiss with prejudice and denied Plaintiffs' request for leave to amend the complaint. The Plaintiffs have not filed an appeal, and the deadline for appealing this decision has now passed.

Updated April 24, 2008